UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

LeMaitre Vascular, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

April 18, 2017

Dear Fellow Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of LeMaitre Vascular, Inc., which will be held at 10:00 a.m. on Monday, June 5, 2017, at our offices at 43 Second Avenue, Burlington, Massachusetts.

This booklet includes a notice of meeting and proxy statement. The proxy statement describes the business to be conducted at the meeting and provides other information that you should know when you vote your shares.

It is important that your shares be represented whether or not you attend the meeting. You can vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it promptly using the envelope provided.

We have provided space on the proxy card for comments. We urge you to use it to let us know your feelings about LeMaitre Vascular or to bring a particular matter to our attention. If you hold your shares through an intermediary, please feel free to write directly to us.

George W. LeMaitre
Chairman and Chief Executive Officer

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern Time, on Monday, June 5, 2017

PLACE	LeMaitre Vascular, Inc. 43 Second Avenue Burlington, Massachusetts

ITEMS OF BUSINESS

(1) To elect two Class II directors nominated by the Board of Directors for three-year terms.

(2) To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

(3) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a stockholder of record on April 7, 2017.

ANNUAL REPORT	Our 2016 annual report, which is not a part of the proxy solicitation material, is enclosed.

PROXY VOTING	Your vote is important, regardless of the number of shares you own. If you do not attend the meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote by marking, signing, dating, and promptly returning the enclosed proxy card in the postage-paid envelope provided. If you do attend the meeting, you may revoke your proxy and vote by ballot. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

Joseph P. Pellegrino
Chief Financial Officer, Director and Secretary

April 18, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on June 5, 2017

This proxy statement, the notice of the annual meeting, a sample proxy card, and our 2016 annual report to stockholders are available at http://www.lemaitre.com/proxy.

Stockholders requiring directions to attend the Annual Meeting in person may visit

http://www.lemaitre.com/proxy.

The Board of Directors recommends that you vote FOR each of proposals one and two.

LEMAITRE VASCULAR, INC.

PROXY STATEMENT

ANNUAL MEETING AND VOTING INFORMATION

Why did I receive these proxy materials?

You are receiving these proxy materials in connection with the solicitation of proxies on behalf of the Board of Directors (“Board” or “Board of Directors”) of LeMaitre Vascular, Inc. (“we,” “us,” or “our”) for use at the Annual Meeting of Stockholders on June 5, 2017 (the “Meeting”). We are sending this proxy statement to all stockholders of record as of the close of business on April 7, 2017 (the “Record Date”), for delivery on April 18, 2017. You may obtain additional copies of this proxy statement and proxy card, as well as our 2016 annual report, at the following Internet website: http://www.lemaitre.com/proxy.

What will stockholders vote on at the Meeting?

Stockholders will vote on two items at the Meeting:

•	to elect two Class II directors nominated by the Board of Directors for three-year terms; and

•	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

Will there be any other items of business on the agenda?

Aside from the matters described above, the Board of Directors knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

What are the recommendations of the Board of Directors on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

•	“FOR” the election of the two nominees as directors; and

•	“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2017.

What vote is required to approve each proposal?

•

For Proposal 1, the election of Class II directors, the nominees receiving the highest number of affirmative votes of the shares present, either in person or represented by proxy, and entitled to vote at the Meeting shall be elected as Class II directors. Only votes “For” or “Withhold” will affect the outcome.

•

For Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current year, an affirmative vote of a majority of the shares present, either in person or represented by proxy and entitled to vote on such matter, is required for approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect.

Who is entitled to vote at the Meeting?

Stockholders of record of our common stock at the close of business on the Record Date will be entitled to vote at the Meeting. As of that date, April 7, 2017, there were 18,702,388 shares of common stock outstanding and entitled to vote. We are soliciting proxies on behalf of the Board of Directors to give all stockholders who are entitled to vote on the matters that come before the Meeting the opportunity to do so whether or not they attend the Meeting in person.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Meeting or vote by proxy. Whether or not you plan to attend the Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid proxy from your broker or other agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Meeting in person or represented by proxy. On the Record Date, there were 18,702,388 shares of common stock outstanding and entitled to vote, meaning that 9,351,195 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Meeting in person or represented by proxy may adjourn the Meeting to another date.

What are my voting rights?

Holders of common stock are entitled to one vote per share.

How do I vote?

You may either vote “For” any nominee to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Meeting and vote in person even if you have already voted by proxy. To vote in person, come to the Meeting and we will give you a ballot when you arrive. You may obtain directions to the Meeting at the following Internet website: http://www.lemaitre.com/proxy. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What if I return a proxy card or otherwise vote but do not make specific choices?

The persons named as attorneys-in-fact in the proxies, George W. LeMaitre and Joseph P. Pellegrino, Jr., were selected by the Board of Directors and are officers of LeMaitre Vascular. All properly executed proxies returned in time to be counted at the Meeting will be voted by such persons at the Meeting. Where a choice has been specified on the proxy, the shares represented by the proxy will be voted in accordance with that specification. If no such specifications are indicated, such proxies will be voted in accordance with the recommendations of the Board of Directors. If any other matter is properly presented at the Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

What can I do if I change my mind after I vote my shares?

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the final vote at the Meeting. Proxies may be revoked by (1) filing with our Secretary, before the taking of the vote at the Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly completing a later-dated proxy relating to the same shares and delivering it to our Secretary before the taking of the vote at the Meeting, or (3) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent to LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Secretary, at or before the taking of the final vote at the Meeting.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested) and executive compensation, including advisory votes on executive compensation and on the frequency of holding advisory votes on executive compensation.

What effect do abstentions and broker non-votes have?

Abstentions will be counted towards the vote total for each proposal other than the election of directors, and will have the same effect as “Against” votes. “Broker non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for these solicitation activities. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who tabulates the votes?

An automated system administered by our transfer agent, Computershare Investor Services, tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.

How can I find out the results of the voting at the Meeting?

Preliminary voting results will be announced at the Meeting. Final voting results will be published in a current report on Form 8-K within four business days following the Meeting.

What proxy materials are available on the internet?

The proxy statement, our 2016 annual report to stockholders and a sample proxy card are available at http://www.lemaitre.com/proxy.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The following table identifies the director nominees to be elected at the Meeting and our directors, executive officers, and certain individuals that we believe are our key employees, and sets forth the positions with us held by each such person currently and the age of each such person as of the date of the Meeting.

Name	Age	Position
George W. LeMaitre(1)	52	Chairman of the Board and Chief Executive Officer
David B. Roberts(1)	53	President and Director
Joseph P. Pellegrino, Jr.(1)	52	Chief Financial Officer and Director
Peter R. Gebauer(1)	63	President, International Operations
Trent G. Kamke(1)	46	Senior Vice President, Operations
Michael T. Wijas(1)	58	Vice President, Sales, The Americas
Laurie A. Churchill	46	Senior Vice President and General Counsel
Kimberly L. Cieslak	44	Vice President, Marketing
Ryan H. Connelly	39	Vice President, Research and Development
Giovannella Deiure	48	Country Manager, Italy and Director, Italy and Iberia
Maik D. Helmers	43	Vice President, Sales – Central Europe
Andrew Hodgkinson	41	Senior Vice President, Clinical, Regulatory and Quality Affairs
Roli Kumar-Choudhury	38	Director of Quality Assurance
Stéphane Maier	41	Director, International Operations
Wolfgang Meichelboeck	60	Vice President, Marketing International
Jonathan W. Ngau	43	Vice President, Information Technology
Nobuhiro Okabe	64	Country Manager, Japan
James Russell	41	Director, Operations
Xiang Zhang	45	Vice President, Regulatory Affairs
Lawrence J. Jasinski	59	Director
John J. O’Connor	69	Director
John A. Roush(2)	52	Director
Michael H. Thomas(2)	67	Director

(1)	Executive officer
(2)	Director nominee

Director Nominees

Class II Directors (Current terms expire at our 2017 annual meeting)

John A. Roush has served as a member of our Board of Directors since April 2014. Mr. Roush also serves as a board director and member of the Compensation Committee and Nominating & Corporate Governance Committee for Advanced Energy Industries, Inc. (NASDAQ: AEIS). Mr. Roush served as Chief Executive Officer and a member of the Board of Directors of Novanta Inc., a global supplier of precision photonic components and subsystems to original equipment manufacturers (OEMs) in the medical, industrial, scientific and microelectronics markets, from 2010 to 2016. Prior to joining Novanta Inc., he was a corporate officer and served in several senior leadership positions for twelve years with PerkinElmer, Inc., a provider of technology and services to the diagnostics, research, environmental, safety and security, industrial and laboratory services markets. Since 2009, Mr. Roush had been serving as president of PerkinElmer’s Environmental Health business. From 2004 to 2009, Mr. Roush led PerkinElmer’s Optoelectronics business unit, which supplies specialty photonics products to biomedical and industrial OEMs. From 1999 to 2004, Mr. Roush served in various general management roles within the Optoelectronics business unit. Prior to joining PerkinElmer, Mr. Roush held management positions with Outboard Marine Corporation, AlliedSignal, Inc., now Honeywell International, McKinsey & Company Inc. and General Electric. Mr. Roush received a B.S. in Electrical Engineering from Tufts University and an M.B.A. from the Harvard Business School. The Board has concluded that Mr. Roush should serve on our Board due to his experience at an executive level and his more than 15 years of experience supplying products into the medical device and life sciences industries.

Michael H. Thomas has served as a member of our Board of Directors since November 2013. Mr. Thomas served as Chief Executive Officer of Bionostics, Inc., a manufacturer of products for original equipment manufacturers for critical care/point-of-care and diabetes diagnostics test systems, from 2006 to 2013. Prior to Bionostics, Mr. Thomas served as President and Chief Executive Officer of GlycoDesign, Inc., a publicly traded Canadian biopharmaceutical company, from 2002 to 2004; as President and Chief Executive Officer of DSM Pharmaceuticals, a division of DSM, NV of The Netherlands, a contract manufacturer of pharmaceuticals, from 1999 to 2002; and as Group President for the Americas and Global Hardcapsule at R.P. Scherer Corporation from 1997 to 1999. Prior to that, Mr. Thomas was at London International U.S. Holdings, and spent nearly 20 years at Bayer, Inc., most recently as Vice President of International Strategic Marketing. Mr. Thomas received a B.A. in Business and English from Colgate University. The Board has concluded that Mr. Thomas should serve on our Board due to his strong general management skills and his 30 years’ of experience in the pharmaceutical and biotechnology industries, including a long history of merger and acquisition activities, rapid growth situations and financial turnarounds.

Continuing Directors

Class III Directors (Current terms expire at our 2018 annual meeting)

Lawrence J. Jasinski has served as a member of our Board of Directors since 2003. Mr. Jasinski is the Chief Executive Officer of ReWalk Robotics Ltd. (formerly Argo Medical Technologies), a NASDAQ–listed company that has created and commercialized the first Exoskeleton Technology, which enables paralyzed individuals the ability to walk again. He has also served on the Board of Directors of ReWalk Robotics since 2012. From 2005 until 2012, he was President and Chief Executive Officer of Soteira, Inc., a company that offered products which treated individuals with vertebral compression fractures. From 2000 to 2005, he was President and Chief Executive Officer of Cortek, Inc., a company that developed next-generation treatments for degenerative disc disease. From 1985 to 2000, Mr. Jasinski worked at Boston Scientific Corporation (“BSC”) and served as its Vice President of Global Marketing, BSC Vascular, from 1998 to 2000. Mr. Jasinski received a B.S. in Marketing from Providence College and an M.B.A. from the University of Bridgeport. Mr. Jasinski is also a member of the Board of Directors for Massachusetts Bay Lines, a company that offers commuter services and other commercial vessel services in the Boston Harbor and Islands. The Board has concluded that Mr. Jasinski should serve on our Board due to his experience serving in a variety of executive level positions, coupled with his more than 20 years of experience in the medical device industry, which provides the Board with an understanding of the current trends as well as provides us with deeper contacts in the industry. Mr. Jasinski also provides the Board with operational experience, including building and organizing an effective sales force, seeking and obtaining regulatory approvals for medical devices, and managing significant manufacturing operations.

John J. O’Connor has served as a member of our Board of Directors since 2008. Prior to his retirement in November 2006, Mr. O’Connor was a partner at PricewaterhouseCoopers LLP, an independent public accounting firm, from 1982 to November 2006, most recently serving as Vice Chairman of Services from June 2002 to November 2006. Mr. O’Connor served as the leader of the U.S. audit practice at PricewaterhouseCoopers from September 2000 to June 2002, and served as the Managing Partner of the firm’s Boston office from 1995 to September 2000. He is a director of mTuitive, Inc., a developer of clinical data capture and synoptic reporting software for use by healthcare professionals, Segue Manufacturing Services, LLC, a manufacturing services company, G6 Capital, a hedge fund manager and Abt Associates, a mission driven global leader in research and program implementation in the fields of health, social and economic policy and international development. Mr. O’Connor has also served as a director of Aspect Medical Systems, Inc., a publicly-traded brain monitoring device company that was acquired by Covidien plc. in November 2009, and Open Pages, Inc., a provider of enterprise governance, risk and compliance management solutions that was acquired by IBM in October 2010. Mr. O’Connor is a graduate of Suffolk University and has attended the Harvard Business School’s Leadership in

Professional Service Firms program and the executive M.B.A. program at the Amos Tuck School at Dartmouth College. The Board has concluded that Mr. O’Connor should serve on our Board due to his extensive capabilities in public financial accounting, his financial expertise, his experience and knowledge of operational management and strategic planning, and his insight into the operational challenges of a public company finance department. In addition, this experience qualifies Mr. O’Connor as an “audit committee financial expert.”

Joseph P. Pellegrino, Jr. has served as our Chief Financial Officer since 2007 and as a member of our Board of Directors since October 2016. Mr. Pellegrino joined us as our Executive Vice President, Finance, in 2005. From 2003 to 2004, he served as temporary Chief Executive Officer of Affordable Luxuries, Inc., a direct marketing company. From 1997 to 2003, Mr. Pellegrino worked at Zoots, Inc., a consumer services company founded by the founders of Staples, Inc., where most recently he served as Senior Vice President of Operations. Previously, Mr. Pellegrino built and sold a regional mall-based specialty retailing company. Mr. Pellegrino has also served as an investment banking analyst at Lehman Brothers, as part of their mergers and acquisitions group. Mr. Pellegrino is a director of Access Vascular, Inc., a medical device company focused on venous access devices. Mr. Pellegrino received an A.B. in Economics from Harvard College and an M.B.A. from the Harvard Business School. The Board has concluded that Mr. Pellegrino should serve on our Board due to his extensive knowledge of our business, his responsibility within the organization for our finances and his operational and financial experience gained with prior employers.

Class I Directors (Current terms expire at our 2019 annual meeting)

George W. LeMaitre has served as our Chief Executive Officer and as a member of our Board of Directors since 1992, serving as our Chairman since 2004. Previously, Mr. LeMaitre was an investment banking analyst at Lehman Brothers, an associate at the leveraged buyout firm McCown De Leeuw and a credit analyst for Connecticut National Bank. Mr. LeMaitre received a B.A. in History from Stanford University and an M.B.A. from the Stanford University Graduate School of Business. The Board has concluded that Mr. LeMaitre should serve on our Board due to his extensive knowledge of our business, his role since 1992 as our principal executive officer, and his corporate vision, operational knowledge and his strategic guidance to the Board.

David B. Roberts has served as our President since 2007 and as a member of our Board of Directors since 2001. Mr. Roberts joined us in 1997 as Vice President of Business Development and was promoted to Chief Financial Officer in 2000, which position he held until 2007. From 1994 to 1997, Mr. Roberts held several positions at BUCA, Inc., an operator of Buca di Beppo restaurants, most recently serving as Vice President of Development and prior to that as Director of Finance. From 1992 to 1994, Mr. Roberts held several positions at Hancock Venture Partners, most recently serving as an Associate. Mr. Roberts received a B.A. in Business Economics and History from Brown University and an M.B.A. from the Stanford University Graduate School of Business. Mr. Roberts is a director of Parasole Restaurant Holdings, Inc., owner of several restaurants in the Minneapolis/St. Paul area including, among others, Manny’s Steakhouse. The Board has concluded that Mr. Roberts should serve on our Board due to his extensive knowledge of our business, his responsibility within the organization for strategic transactions, and his thorough understanding of the industry in which we operate and the opportunities and challenges that we face.

Other Executive Officers and Key Employees

Executive Officers

Peter R. Gebauer has served as our President, International Operations since 1997. From 1980 to 1996, Mr. Gebauer worked at IMPRA, Inc., a manufacturer of ePTFE vascular grafts, most recently serving as Vice President of Marketing and International Business and, prior to that, developing international sales and marketing organizations in Europe from 1980 to 1987. Mr. Gebauer received a B.S. in Business from the University of New Hampshire.

Trent G. Kamke has served as our Senior Vice President, Operations since 2005. Mr. Kamke joined us in 1997 as Quality Assurance Manager. From 1999 to 2005, Mr. Kamke served as our Vice President, Operations.

Prior to joining us in 1997, Mr. Kamke was employed by Haemonetics Corporation, which designs, manufacturers, and markets automated blood processing equipment. Mr. Kamke received a B.A. in Physics from Colby College and a B.E. from the Thayer School of Engineering at Dartmouth College.

Michael T. Wijas has served as our Vice President of Sales for the Americas since 2015. Mr. Wijas started his medical device career at Johnson & Johnson from 1982 to 1989. From 1990 to 2012, Mr. Wijas held multiple positions of increasing responsibility for Boston Scientific Corporation, including Vice President of Sales for the Endoscopy Division and Vice President, Global Sales Best Practices. Mr. Wijas also worked as a sales executive at ZOLL LifeVest from 2013 to 2014 and Ceterix Orthopaedics from 2014 to 2015. Mr. Wijas received a B.S. in Computer Science from Lewis University and an M.B.A from Keller Graduate School of Management in Chicago.

Key Employees

Laurie A. Churchill has served as our Senior Vice President and General Counsel since 2016. Ms. Churchill joined us in 2012 as Director of Legal Affairs and was promoted to Vice President and General Counsel in 2014. Prior to joining LeMaitre Vascular, Ms. Churchill served as Assistant General Counsel of Avid Technology, Inc. from 2011 to 2012. From 1999 to 2011, she was an attorney with Ropes & Gray, LLP. Ms. Churchill received a B.A. in English Education from the University of North Carolina at Chapel Hill and a J.D. from New York University School of Law.

Kimberly L. Cieslak has served as our Vice President, Marketing since 2003. Ms. Cieslak joined us in 1998 and was promoted to Director of Marketing in 2001. Prior to joining LeMaitre Vascular, Ms. Cieslak worked in the insurance division of General Electric. Previously, Ms. Cieslak was employed by the law firm Hudson and Co. in London, England. Ms. Cieslak received a B.A. in Economics from the University of Michigan.

Ryan H. Connelly has served as our Vice President, Research and Development since 2011. Mr. Connelly joined us in 2002 and has held the positions of R&D Engineer, Senior R&D Engineer, and Co-General Manager of our Phoenix facility during that time. In 2006, Mr. Connelly was promoted to Director, Research and Development. From 2001 to 2002, Mr. Connelly worked as a research and development engineer at Panduit Corporation, a network and electrical solutions provider. Mr. Connelly received a B.S. in Mechanical Engineering and an M.S. in Manufacturing Engineering from Boston University.

Giovannella Deiure has served as our Country Manager, Italy since 2009 and as Director, Italy and Iberia since 2014. From 2004 to 2009, she served as Sales and Marketing Manager of Arrow Italy S.p.A. From 2001 to 2004 she worked in the Business Unit of Cardiac Surgery Business of Medtronic Italia S.p.A. in a variety of marketing and sales positions. Previously she was employed by DePuy Italia S.r.L in the marketing department. Ms. Deiure received a degree in Electronic Engineering from Politecnico of Milan University and an M.B.A. from the same institution.

Maik D. Helmers has served as our Vice President, Sales–Central Europe since 2006. Mr. Helmers joined us in 1999 as a Sales Representative for northern Germany and was promoted to Sales Manager of Germany in 2001, Sales Manager Germany & Austria in 2002 and Sales Manager Central Europe in 2004. Mr. Helmers received a Diploma in Sales and Marketing from DVS Germany.

Andrew Hodgkinson has served as our Senior Vice President, Clinical, Regulatory and Quality Affairs since 2013. Mr. Hodgkinson joined us in 2000 as Production Supervisor and was promoted to Production Manager in 2003, Director, Manufacturing in 2006, Director, Clinical Affairs in 2007, Vice President, Clinical and Regulatory Affairs in 2008 and Vice President, Clinical, Regulatory and Quality Affairs in 2011. Mr. Hodgkinson received a B.A. in Economics from the Whittemore School of Business and Economics at the University of New Hampshire.

Roli Kumar-Choudhury has served as our Director, Quality Assurance since 2011. Ms. Kumar-Choudhury joined us in 2002 as a Quality Engineer and was promoted to Quality Supervisor in 2005, and Quality Manager in 2006. Ms. Kumar-Choudhury received a B.E. in Biomedical Engineering from Vanderbilt University, an M.S. in Biomedical Engineering from the University of Connecticut and an M.B.A. from the University of Massachusetts–Isenberg School of Management.

Stéphane Maier has served as our Director, International Operations, since 2013. Mr. Maier joined us in 2000 and held the position of Manager, European IT, in our French facility. In 2003, he joined our European headquarters in Germany as Manager, International IT. Mr. Maier was promoted to Director, International IT and Administration, in 2011. From 1999 to 2000, he worked as IT project manager for Total S.A. headquarters in Paris, France. Mr. Maier received a Diploma in Sales and Administration and a technical degree in IT Management from the IPI Colmar, France.

Wolfgang Meichelboeck has served as our Vice President, Marketing International since 2008. From 2003 to 2008, Mr. Meichelboeck held several positions at Edwards Lifesciences Services GmbH, a cardiovascular medical device company, most recently serving as Marketing Manager Vascular Therapies Europe. Prior to that, since 1985, he served in a variety of international marketing and project management roles at C.R. Bard GmbH, IMPRA Medica GmbH and Dornier Medical Systems GmbH. Mr. Meichelboeck received a Dipl.-Ing. in Biomedical Engineering from the University of Applied Sciences Gießen-Friedberg, Germany.

Jonathan W. Ngau has served as our Vice President, Information Technology since 2003 and previously served as our Director of Information Technology from 2000 to 2003. Since joining us in 1996, Mr. Ngau has implemented and managed all information technology, business management software solutions, and network security for all of LeMaitre Vascular’s facilities. Mr. Ngau received a B.A.B.S. in Marketing and Information Systems from Boston University.

Nobuhiro Okabe has served as our Country Manager, Japan since 2007. From 2004 to 2007, he served as General Manager of the Cardiovascular Surgery Division of Medico’s Hirata Inc. From 2001 to 2004 he served as Business Director of Cardiac Surgery Business of Medtronic Japan Co. Ltd. Mr. Okabe received a B.S. in Electrical Engineering from Tokai University.

James Russell has served as our Director, Operations, since January 2017. Mr. Russell joined us in 2004 and has held the positions of Buyer/Planner and Materials Manager during that time. In 2010, Mr. Russell was promoted to Operations Manager. From 1999 to 2002 Mr. Russell worked as a Materials Planner for Pacific Scientific a Danaher Corporation and from 2002 to 2004, worked as a Buyer/Planner for CMC Torque Systems, a motion control systems provider. Mr. Russell received a B.A. in Business Administration from Merrimack College.

Xiang Zhang has served as our Vice President, Regulatory Affairs since 2016. He first joined us as Regulatory Affairs Specialist in 2009 and was promoted to Senior Regulatory Specialist in 2010. From 2011 to 2012, he served as Director of Regulatory Affairs at Smith & Nephew. He rejoined our Company in 2012 as Director of Regulatory and was promoted to Global Director of Regulatory in 2014. Mr. Zhang received a Ph.D. in Chemistry from Rutgers University in 2001.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of April 1, 2017:

•	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	by each of our named executive officers (as defined below under “Compensation of Executive Officers and Directors”);

•	by each of our directors or nominees; and

•	by all of our directors and executive officers as a group.

Unless otherwise indicated below, each person listed below maintains a business address in the care of LeMaitre Vascular, Inc., 63 Second Avenue, Burlington, MA 01803 and has sole voting and investment power with respect to all shares of common stock owned.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders(2)
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	1,172,848	6.3%

Named Executive Officers
George W. LeMaitre(4)	3,934,586	20.9%
David B. Roberts(5)	157,962	*
Joseph P. Pellegrino, Jr.(6)	211,720	1.1%
Peter R. Gebauer	396	*
Michael T. Wijas(7)	2,346	*

Directors
Lawrence J. Jasinski	10,363	*
John J. O’Connor(8)	95,480	*
John A. Roush(9)	22,500	*
Michael H. Thomas(10)	27,500	*
All executive officers and directors as a group (10 persons)(11)	4,523,997	23.7%

*	Represents less than 1% of the outstanding common stock
(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and in their filings with the SEC. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable within 60 days of April 1, 2017. Applicable percentage of ownership is based upon 18,702,388 shares of common stock outstanding as of April 1, 2017. Common stock subject to stock options currently exercisable or exercisable within 60 days of April 1, 2017 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but are not deemed outstanding for computing the percentage of any other person.
(2)	This information is based solely upon a review of the Schedule 13G reports or related amendments filed with the Securities and Exchange Commission with respect to holdings of the Company’s common stock as of December 31, 2016.
(3)	In its Schedule 13G, BlackRock, Inc. states that it is the parent holding company or control person of BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock

Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management, LLC, and BlackRock Japan Co Ltd, which it identifies as having acquired the LeMaitre Vascular stock it beneficially owns.
(4)	Includes (i) 85,565 shares of common stock issuable to George W. LeMaitre upon exercise of stock options, and (ii) 410,154 shares of common stock owned by LeMaitre Family LLC. LeMaitre Family LLC is 100% owned by Peter Boland, as trustee for various trusts formed for the benefit of the children of Dr. George D. LeMaitre and Cornelia W. LeMaitre, including George W. LeMaitre. The trust for the benefit of George W. LeMaitre holds a 20% membership interest in LeMaitre Family LLC. George W. LeMaitre and Peter Boland are the managers of LeMaitre Family LLC, with sole voting and investment power with respect to all shares held by such entity, acting by unanimous agreement.
(5)	Includes 115,440 shares of common stock issuable to Mr. Roberts upon exercise of stock options.
(6)	Includes 101,331 shares of common stock issuable to Mr. Pellegrino upon exercise of stock options.
(7)	Represents shares of common stock issuable to Mr. Wijas upon exercise of stock options.
(8)	Includes 22,500 shares of common stock issuable to Mr. O’Connor upon exercise of stock options.
(9)	Represents shares of common stock issuable to Mr. Roush upon exercise of stock options.
(10)	Represents shares of common stock issuable to Mr. Thomas upon exercise of stock options.
(11)	Includes an aggregate of 422,753 shares of common stock issuable upon exercise of stock options held by our executive officers and directors.

CORPORATE GOVERNANCE

GENERAL INFORMATION REGARDING THE BOARD OF DIRECTORS AND CERTAIN COMPLIANCE MATTERS

Board Leadership Structure

The Board is currently chaired by our Chief Executive Officer, Mr. LeMaitre. The Board believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose and provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Chairman with an extensive history with, and knowledge of, the company, as is the case with our Chief Executive Officer who has served as our principal executive officer since 1992. Having determined that the leadership structure described above is appropriate and effective for our company, the Board does not have a lead independent director.

Policies on Corporate Governance

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well, and maintaining our integrity in the marketplace. We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees. The Board of Directors has adopted Corporate Governance Guidelines, which, in conjunction with our Charter, Amended and Restated By-Laws, Board committee charters, and key Board policies, form the framework for our governance. The current version of the Code of Business Conduct and Ethics, the Board’s Corporate Governance Guidelines and the charters for each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available at the Corporate Governance section of our investor relations website, http://ir.lemaitre.com. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from us upon a request directed to: LeMaitre Vascular, 63 Second Avenue, Burlington, Massachusetts 01803, Attention: Investor Relations. We intend to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our investor relations website available at http://ir.lemaitre.com. Our website is not incorporated into this proxy statement.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the Board’s standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic and operational risk exposures, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including liquidity, credit and currency risk, and the steps our management has taken to monitor and control these exposures. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports if matters arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Director Independence

Under The NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: John A. Roush, Lawrence J. Jasinski, John J. O’Connor and Michael H. Thomas. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with us.

Nominations for Directors

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills, and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	nominees must have experience at a strategic or policy-making level in a business, government, non-profit, or academic organization of high standing;

•	nominees must be highly accomplished in their respective fields, with superior credentials and recognition;

•	nominees must be well regarded in the community and have a long-term reputation for the highest ethical and moral standards;

•	nominees must have sufficient time and availability to devote to our affairs, particularly in light of the number of boards on which they may serve; and

•	nominees must, to the extent that they serve or have previously served on other boards of directors, demonstrate a history of actively contributing at board meetings.

The Board of Directors seeks members who combine a broad spectrum of relevant industry and strategic experience and expertise that, in concert, offer us and our stockholders diversity of opinion and insight in the areas most important to us and our corporate mission. In addition, nominees for director are selected to have complementary, rather than overlapping, skill sets. All candidates for director nominee must have time available to devote to the activities of the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence of candidates for director nominee, including the appearance of any conflict in serving as a director. Candidates for director nominee who do not meet all of these criteria may still be considered for nomination to the Board of Directors, if the Nominating and Corporate Governance Committee believes that the candidate will make an exceptional contribution to us and our stockholders.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and management, will be requested to take part in the process.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, with non-management directors, through the use of paid search firms to assist with the sourcing of candidates or other advisors, through the recommendations submitted by stockholders, or through such other methods as it deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then usually considers the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. In conducting this assessment, the Nominating and Corporate Governance Committee considers experience, skills, and such other factors as it deems appropriate given the current needs of our Board and our company, to ensure our Board has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by our stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. In submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, stockholders shall follow the following procedures:

Recommendations for nomination must be received by the Nominating and Corporate Governance Committee not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	Name and address of the stockholder making the recommendation, as they appear on our books and records;

•

A representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•

Name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the individual recommended for consideration as a director nominee;

•

A written statement from the stockholder making the recommendation stating why such recommended candidate meets our minimum qualifications and other criteria and would be able to fulfill the duties of a director;

•	A written statement describing all arrangements or understandings between the stockholder and the proposed director candidate; and

•

All other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected.

Nominations must be sent to the attention of our Secretary by U.S. mail (including courier or expedited delivery service) to:

LeMaitre Vascular, Inc.

63 Second Avenue

Burlington, Massachusetts 01803

Attn: Secretary of LeMaitre Vascular, Inc.

Our Secretary will promptly forward any such nominations to the Nominating and Corporate Governance Committee. Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by regulations of the SEC to furnish us with copies of all such filings.

To the Company’s knowledge, based on its review of the copies of such reports furnished to the Company and certain written representations made by directors and executive officers that no other reports were required during the year ended December 31, 2016, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 2016.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings and Attendance

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings from time to time when Board action is required between scheduled meetings. Members of senior management periodically attend Board meetings to report on and discuss their areas of responsibility. In 2016, the Board of Directors held seven meetings, and committees of the Board held a total of ten meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served held during the last fiscal year.

Our corporate governance guidelines provide that each director is expected to spend the time and effort to properly fulfill his or her responsibilities, including regularly attending meetings of the Board and committees on which he or she sits, with the understanding that on occasion a director may be unable to attend a meeting. A director who is unable to attend a meeting is expected to notify the Chairman of the Board or the chairperson of the appropriate committee in advance of such meeting. Directors and nominees are encouraged to attend the annual meeting of stockholders in person or telephonically. Four of our directors then in office attended the 2016 annual meeting.

Executive Sessions of Independent Directors

The Board of Directors holds an executive session of the independent directors at least once per year. Executive sessions do not include any of our employee directors. The independent directors rotate the responsibility for chairing executive sessions.

Communication with the Board of Directors

Stockholders may communicate with all members of the Board of Directors, the chair of any committee of the Board of Directors, or any individual director by directing the communication in writing in care of our Secretary at the address set forth on the front page of this Proxy Statement. All communications will be received and processed by our Secretary, and the stockholder making such communications will receive a written acknowledgement from our Secretary of the receipt of the communication.

Communications are distributed to the Chairman of the Board, as a representative of the Board of Directors, or to any individual director, depending upon to whom the communication is addressed. In that regard, the Board of Directors has requested that certain communications unrelated to the duties and responsibilities of the Board of Directors should be excluded, such as product complaints, inquiries, and suggestions; other ordinary business affairs suited to our management; resumes and other forms of job inquiries; surveys; and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded.

Committees of the Board of Directors

Our Amended and Restated By-laws provide that the Board may delegate responsibility to committees. During 2016, the Board had three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The membership of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee is comprised entirely of independent directors. In addition, all members of the Audit Committee meet the heightened standards of “independence” for audit committee members required by Securities and Exchange Commission (“SEC”) rules and NASDAQ listing standards. The Board has also determined that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

The table below shows the membership of each Board committee and the number of meetings held in 2016.

Name	Audit	Compensation	Nominating and Corporate Governance
Lawrence J. Jasinski	X	Chair	X
John J. O’Connor	Chair
John A. Roush	X
Michael H. Thomas		X	Chair
2016 Meetings	6	3	1

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Audit Committee currently consists of Messrs. Jasinski, O’Connor and Roush. Mr. O’Connor serves as chairperson of the Audit Committee. The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has also determined that each member of the Audit Committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. O’Connor is an “audit committee financial expert” as defined in SEC rules. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. O’Connor’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. O’Connor any duties, obligations, or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board of Directors, and his designation as audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or the Board of Directors.

As described more fully in its charter, the Audit Committee oversees our accounting and financial reporting processes, internal controls, and audit functions. In fulfilling its role, the Audit Committee’s responsibilities include:

•	appointing, evaluating, and, where appropriate, replacing our independent registered public accounting firm;

•	pre-approving all auditing services and permissible non-audit services provided to us by our independent registered public accounting firm;

•

reviewing with our independent registered public accounting firm and with management the proposed scope of the annual audit, past audit experience, our program for the internal examination and verification of our accounting records, and the results of recently completed internal examinations;

•	resolving disagreements between management and our independent registered public accounting firm regarding financial reporting;

•	reviewing major issues as to the adequacy of our internal controls;

•	monitoring compliance with our Code of Business Conduct and Ethics as it pertains to issues regarding accounting, internal controls, or auditing matters; and

•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement.

The Audit Committee met six times during the year ended December 31, 2016. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our investor relations website at http://ir.lemaitre.com.

Compensation Committee

The Compensation Committee currently consists of Messrs. Jasinski and Thomas. Mr. Jasinski serves as the chairperson of the Compensation Committee. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

The Compensation Committee’s responsibilities include:

•	administering our annual incentive and equity-based incentive plans;

•	reviewing and making recommendations to the Board of Directors with respect to incentive compensation and equity-based plans;

•	reviewing and determining compensation of executive officers and certain senior management;

•	reviewing and making recommendations to the Board of Directors with respect to non-employee director compensation; and

•

if and as required by SEC regulations, discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our Annual Report on Form 10-K and proxy statement.

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our Chief Executive Officer in consultation with the Chair of the Compensation Committee and our legal counsel. Our Chief Executive Officer attends most meetings, but does not participate in, and is not present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The Compensation Committee typically determines the annual cash compensation for officers at a regular meeting held in the quarter preceding the start of the fiscal year or in the first quarter of a fiscal year for that year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. In undertaking this process, the Compensation Committee considers the degree to which each executive’s entire compensation package should be variable and based on either personal performance or company performance. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by our Chief Executive Officer, who provides significant input on the compensation of the other executive officers and his other direct reports. In the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels, current company-wide compensation levels and recommendations of a compensation consultant, if engaged at the time, including analyses of executive compensation paid at other companies identified by the consultant.

In 2016, the Compensation Committee engaged an outside consultant, J. Thelander Consulting, Inc. (Thelander), as a compensation consultant. The Compensation Committee directly engaged Thelander to review the compensation of our officers in view of market trends and peer companies’ compensation practices and to make recommendations about the compensation, in both cash and equity, of our officers. Thelander provided no other services to us in 2016, and our Compensation Committee did not identify any conflicts of interest with Thelander under relevant SEC rules. For more information regarding the compensation of our executive officers and changes to our practices and policies based, in part, on the Thelander review, see the “Compensation Discussion and Analysis” discussion below and in particular, “-Long-Term Incentive: Equity Compensation” and “-Changes to Executive Compensation in 2017.”

The Compensation Committee has historically conducted an assessment in the first quarter following completion of the fiscal year and the completion of our internal financial close process to review financial and operational results against performance objectives in order to determine and, if and as appropriate, award non-equity incentive plan and bonus compensation relating to the prior fiscal year. Our Chief Executive Officer submits detailed recommendations to the Compensation Committee but is not present for deliberations with respect to his own compensation. If preliminary financial results are materially modified during the audit process, our named executive officers may be required to repay any overpayments.

The Compensation Committee has historically considered and determined annual equity awards at a regular meeting in the third quarter of the fiscal year. The Compensation Committee typically makes annual equity grants to our executive officers based upon, among other factors, the level of the executive officer in our organization, the amount of equity remaining for grant under our equity incentive plan, and any contractual agreements with the executive officer. These equity grants typically vest in equal annual installments over a period of five years, subject to continued employment.

Additionally, the Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. The Compensation Committee may also adjust performance targets based upon strategic transactions occurring during the course of the fiscal year and other interim changes in our operating strategy. The Compensation Committee also uses these meetings to administer our short-term incentive program, which involves the periodic and discretionary determination of quarterly incentive goals for certain officers other than our Chief Executive Officer. Executive officers who achieve their performance goals receive cash and equity awards following the quarter in which the goal was achieved.

The Compensation Committee is authorized to review and make recommendations regarding our non-employee director cash and equity compensation programs, and related matters, for consideration by our Board of Directors, and considers such matters periodically.

The Compensation Committee met three times during the year ended December 31, 2016. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our investor relations website at http://ir.lemaitre.com.

Compensation Committee Interlocks and Insider Participation

For 2016, the Compensation Committee consisted of Messrs. Jasinski and Thomas. No member of the Compensation Committee is an officer or employee of the Company, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Jasinski and Thomas. Mr. Thomas serves as chairperson of the Nominating and Corporate Governance Committee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board criteria for board and committee membership;

•	recommending director nominee candidates to the Board;

•	periodically reassessing the Board’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval; and

•	monitoring, in cooperation with the Board’s Audit Committee, compliance with our Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee met one time during the year ended December 31, 2016. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our investor relations website at http://ir.lemaitre.com.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2016 with management of the Company. The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2016, the matters that are required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee also received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with Grant Thornton LLP the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully Submitted by the Audit Committee:

John J. O’Connor (Chairman)
Lawrence J. Jasinski
John A. Roush

ADDITIONAL INFORMATION REGARDING OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accounting Fees and Services

The following table shows the aggregate fees for professional services rendered by Grant Thornton LLP to the Company for the years ended December 31, 2016 and 2015, respectively.

	2016	2015
Audit Fees	$517,000	$521,000
Audit-Related Fees	62,000	22,000
Tax Fees	—	—
All Other Fees	—	—

Total	$581,000	$543,000

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements’ audit, statutory filings, consents and assistance with, and review of, documents filed with the SEC.

Audit-Related Fees

Audit-Related Fees consist of fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our financial statements and were not reported above under “Audit Fees.” In 2015 and 2016, this primarily included audit work related to acquisitions.

All of the fees referenced in the table above were pre-approved by our Audit Committee pursuant to the Pre-Approval Policy described below.

Pre-Approval Policy

The Audit Committee of the Board of Directors has implemented procedures under our Audit Committee pre-approval policy to ensure that all audit and permitted non-audit services to be provided to us have been pre-approved by the Audit Committee (the “Pre-Approval Policy”). Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by our independent registered public accounting firm is compatible with maintaining the principal accountant’s independence.

Change in Independent Registered Public Accounting Firm

On March 23, 2015, the Audit Committee approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and the dismissal of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The reports of Ernst & Young LLP on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2014 and December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company’s financial statements for the fiscal years ended December 31, 2014 and December 31, 2013 and through the date of this proxy statement, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference to the subject matter thereof in connection with their reports. During the two most recent fiscal years and through the date of this proxy statement, there have been no “reportable events” (as defined in Regulation S-K, Item 304(a)(1)(v)).

During the Company’s two most recent fiscal years and through the date of this proxy statement, the Company did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Meeting Attendance

Representatives of Grant Thornton LLP attended all in-person meetings of the Audit Committee in 2016.

We expect that a representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from stockholders.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis that appears in this proxy statement. Based on such review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in LeMaitre Vascular’s Annual Report on Form 10-K for the year ended December 31, 2016.

Respectfully Submitted by the Compensation Committee:

Lawrence J. Jasinski (Chairman)
Michael H. Thomas

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies and practices for our executive officers, who are referred to in this CD&A and in the following tables as our “named executive officers.” Our named executive officers for 2016 are:

•	George W. LeMaitre—Chairman and Chief Executive Officer

•	Joseph P. Pellegrino, Jr.—Chief Financial Officer

•	David B. Roberts—President

•	Peter R. Gebauer—President, International Operations

•	Michael T. Wijas—Vice President, Sales, The Americas

This CD&A should be read in conjunction with the compensation tables below, which provide a detailed view of compensation paid to our named executive officers in 2016.

2016 Say on Pay Vote – Strong Support

At our 2016 Annual Meeting of Stockholders, we put forth to stockholders an advisory vote regarding executive compensation, and more than 99% of the votes cast were in favor of our executive compensation program. The Board of Directors and Compensation Committee view this strong support as indicating general approval of our approach to executive compensation, and as such we did not make any substantial changes to our executive compensation arrangements and programs as a result of the vote. Our next advisory vote on executive compensation will occur in 2019.

Principles and Philosophy

We have designed our executive compensation program to attract, retain, and motivate highly qualified executives and to align their interests with the interests of our stockholders. The ultimate goal of our program is to increase stockholder value by providing executives with appropriate incentives to achieve our business objectives. We seek to achieve this goal through a program that rewards executives for superior performance, as measured by both financial and non-financial factors, and includes major compensation components that are linked to the achievement of certain operational, financial, product development, and clinical objectives that are aimed at increasing both long-term and short-term stockholder value.

The Compensation Committee’s executive compensation philosophy embraces three core objectives:

Core Objectives of the Executive Compensation Philosophy

Core Objective	Primary Purpose
Market Driven	Provide competitive compensation to attract, motivate, and retain superior talent
Pay for Performance	Reward individual and team successes linked to the achievement of company objectives aimed at increasing stockholder value
Equitable	Seek to ensure rewards are internally and externally equitable

Compensation Process

The Compensation Committee typically determines the annual cash compensation for officers at a regular meeting held in the quarter preceding the start of the fiscal year or in the first quarter of a fiscal year for that year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. In undertaking this process, the Compensation Committee considers the degree to which each executive’s entire compensation package should be variable and based on either personal performance or company performance. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by our Chief Executive Officer, who provides significant input on the compensation of the other executive officers and his other direct reports. In the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels, current company-wide compensation levels and external compensation surveys. In addition to external data, the Compensation Committee considers internal assessments, including the assessment of the company’s performance, assessments of each executive officer’s performance, significant changes in roles and responsibilities and retention risk.

In 2016, the Compensation Committee engaged an outside consultant, J. Thelander Consulting, Inc. (Thelander), as a compensation consultant. The Compensation Committee directly engaged Thelander to review the compensation of our officers in view of market trends and peer companies’ compensation practices and to make recommendations about the compensation, in both cash and equity, of our officers in 2016 and 2017. Thelander provided no other services to us in 2016, and our Compensation Committee did not identify any conflicts of interest with Thelander under relevant SEC rules. For more information regarding changes to the compensation of our executive officers as a result of the Thelander review, see “-Long-Term Incentive: Equity Compensation” and “-Changes to Executive Compensation in 2017” below.

2016 Results

In 2016, we reported impressive results:

•	sales of $89.2 million, representing 14% growth over 2015;

•	operating income of $16.3 million, representing 42% growth over 2015; and

•	net income of $10.6 million, representing 37% growth over 2015.

Additionally, the value of our common stock increased by 47% in 2016.

Our strong performance during the year was reflected in our 2016 short-term incentive payouts, as described in more detail below, and is in line with our ultimate goal to increase stockholder value by providing executives with appropriate incentives to achieve our overall business goals.

In addition, it should be noted that as of December 31, 2016, the average tenure of our named executive officers was approximately 16 years, demonstrating our ability to retain top talent, even in a competitive hiring environment. We believe that our compensation program has been instrumental in securing and retaining the services of our executives and in driving our strong performance.

Components of Compensation

The following chart outlines the key components of our executive compensation.

Key Components of Executive Compensation

Compensation Component	Form	Primary Purpose
Base Salary	Cash	Provide competitive pay to attract and retain experienced and successful executives; intended to reflect the market value of the role, with differentiation for individual capability

Short-Term Incentive	Cash—Performance Based Bonuses	Encourage and reward contributions with respect to meeting short-term financial and operational goals, tied directly to company performance and company goals

Long-Term Incentive	Periodic Equity Grants	Encourage and reward long-term stockholder value creation, create and sustain a retention incentive and facilitate long-term stock ownership among our executive team

In addition to the compensation components listed above, our executive officers are eligible to participate in the same comprehensive benefits program offered to our broad-based employee population. Our benefits include a health plan, dental plan, 401(k) plan with a company matching contribution, health savings account and the opportunity to enroll in short term disability, long term disability and life insurance plans.

The compensation components referenced above are described in more detail below.

Base Salary

Our named executive officers are eligible for the same annual increases in base salary as all of our other employees. For 2016, the Compensation Committee approved a 4.0% increase in base salary. Supervisors are given discretion to allocate a higher percentage increase to one employee as long as they offset that increase by giving other employee(s) increases lower than the target percentage. The percentage increases in base salary for 2016 for our named executive officers ranged from 2.3% to 4.0%.

Short-Term Incentive Compensation

Under our Management Incentive Compensation Plan, or our bonus plan, annual cash bonus objectives are linked to certain operational, financial, product development, regulatory and quality goals that have been approved by the Compensation Committee as management “planks.” Our planks are our key performance objectives for the fiscal year. We seek to ensure that each objective is directly linked to increasing either short-term or long-term stockholder value. These key performance objectives are intended to be directional in nature and challenging to achieve in the aggregate, as corporate resource constraints may not always permit the necessary investment to achieve all of the objectives in a single year.

The bonus plan compensation of our most senior officers is based, in part, on overall company financial performance metrics.

For Messrs. LeMaitre, Roberts and Pellegrino, those metrics were the achievement of target levels of net sales of $85.6 million, operating income of $13.3 million and net income of $8.5 million, adjusted at the end of 2016 for fluctuations in foreign exchange rates and any significant acquisitions. 75% of Mr. LeMaitre’s target bonus opportunity for 2016 under our bonus plan was tied to these company financial performance metrics, and 60% of each of Mr. Pellegrino’s and Mr. Roberts’s target bonus opportunity for 2016 under our bonus plan was tied to these company financial performance metrics. 86% of the target bonus opportunity for Mr. Gebauer was tied to company financial performance metrics related to the territories he oversees. 70% of the target bonus opportunity for Mr. Wijas was tied to company financial performance metrics related to the territories he oversees.

A bonus was separately payable for each financial performance metric; thus, our failure to reach the minimum threshold for one performance metric would result in no bonus payable for that metric, but could still result in a bonus payable for other performance metrics, presuming we reached the minimum threshold performance for such metrics. Certain of these bonuses are earned based upon a continuously functioning, sliding scale; thus, failure to reach the targeted performance level could still result in a lesser bonus payable, provided that a certain minimum threshold had been achieved. Similarly, exceeding the targeted performance level could result in a greater bonus payable. In 2016, our net sales, operating income and net income were $89.2 million, $16.3 million and $10.6 million, respectively, which exceeded the target amounts set forth above, resulting in higher payouts to our named executive officers based on those metrics.

The remaining percentage of each named executive officer’s bonus opportunity for 2016 was tied to the achievement of individual objectives. Notwithstanding that the objectives are individualized, in establishing those objectives, we seek to maximize the performance of our executive officers in furthering Company planks. Individual performance measures for 2016 cash bonuses varied in scope and subject matter based on each named executive officer’s department and area of functional responsibility.

Target cash bonuses under the Management Incentive Compensation Plan for each of the named executive officers for 2016 are set forth in the table below. Additionally, each named executive officer was provided the opportunity to earn additional amounts by way of performance beyond targeted performance expectations.

Named Executive Officer	Target 2016 Non-Equity Incentive Plan Compensation under the Management Incentive Compensation Plan ($)		Actual 2016 Non-Equity Incentive Plan Compensation under the Management Incentive Compensation Plan ($)
George W. LeMaitre	$167,132		$215,770
Joseph P. Pellegrino, Jr.	91,601		129,449
David B. Roberts	117,050		166,291
Peter R. Gebauer	91,651	(1)	147,152	(1)
Michael T. Wijas	121,800		149,240

(1)	Determined in euros but reported above in dollars based on an exchange rate for € to US$ as of December 31, 2016 of 1.052.

Amounts earned pursuant to our Management Incentive Compensation Plan by our named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” payments column in the Summary Compensation Table. In addition, to provide incentives for executives to perform at the highest levels, in 2016, Messrs. Pellegrino, Roberts, Gebauer and Wijas were eligible under our Management Incentive Compensation Plan to receive separate and additional quarterly cash bonus payments upon the achievement of quarterly performance targets recommended once per quarter by Mr. LeMaitre and approved by the Compensation Committee. These payments are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Incentive: Equity Compensation

The Compensation Committee has historically considered and determined annual equity awards at a regular meeting in the third quarter of the fiscal year. The Compensation Committee typically makes annual equity grants to our executive officers based upon, among other factors, the level of the executive officer in our organization, the amount of equity remaining for grant under our equity incentive plan, and any contractual agreements with the executive officer. These equity grants typically vest in equal annual installments over a period of five years, subject to continued employment.

Our Compensation Committee approved annual equity awards to the named executive officers at the committee’s regular meeting in the third quarter of 2016. Based on the results of the Thelander review of our executive compensation and a continued desire to align the interests of our officers with those of our stockholders, the committee approved an increase to the size of the grants to our named executive officers and other officers in 2016. The changes to the equity awards made to our named executive officers in 2016 appear below:

Name	Annual Equity Value (2015)(1)	Annual Equity Value (2016)(2)
George W. LeMaitre	$250,000	$725,000
Joseph P. Pellegrino, Jr.	150,000	250,000
David B. Roberts	150,000	250,000
Peter R. Gebauer	89,951	115,000	(3)
Michael T. Wijas	40,000	70,000

(1)	100% stock options
(2)	75% stock options and 25% restricted stock units
(3)	In addition, Mr. Gebauer received an equity award in the form of a stock option worth €7,500 in January 2017 for his 2016 performance.

Each stock option award was intended to be an incentive stock option to the maximum extent permitted by applicable laws and regulations, with a per share exercise price equal to the closing price of our common stock on NASDAQ on the date of grant, and subject to a seven-year term except in the case of Mr. LeMaitre, whose incentive stock options have a per share exercise price equal to 110% of the closing price of our common stock on NASDAQ on the date of grant and are subject to a five-year term. All non-qualified stock options, including those granted to Mr. LeMaitre, have a per share exercise price equal to the closing price of our common stock on NASDAQ on the date of grant and are subject to a seven-year term. Each option and restricted stock award vests in equal annual installments over a period of five years.

Other Benefits

We provide certain perquisites to Mr. Gebauer, our President, International Operations, who is an American citizen living overseas. In 2016, he was provided with use of a company car, accident insurance, a pension contribution, reimbursement for a family trip to the United States and reimbursement of expenses relating to personal tax preparation and advice.

We also provide Mr. Gebauer with a tax equalization payment that is designed to reimburse him for any additional taxes that he pays as a result of his residence in Germany while employed by us. In 2016, Mr. Gebauer received tax equalization payments in euros equal to $89,931. Mr. Gebauer’s tax reimbursement payments are equal to an amount on an after-tax basis equal to the difference between (a) the income tax Mr. Gebauer was actually required to pay in Germany on account of amounts paid to him by LeMaitre Vascular GmbH in the prior calendar year, after giving effect to split pay, if any, and (b) the amount Mr. Gebauer would otherwise be required to pay on account of such amounts for that year had he been a resident and solely working in Massachusetts during that year. This amount is paid in four equal quarterly installments.

Employment Agreements

We are party to employment agreements with Messrs. LeMaitre, Pellegrino, Roberts, Gebauer and Wijas. These agreements do not contain ongoing contractual obligations relating to annual salary and bonus (other than for Mr. Gebauer as described in more detail below). Such employment agreements do contain ongoing severance arrangements, the material terms of which are described in the section titled “Severance Arrangements Pursuant to Employment Agreements” below.

Pursuant to the terms of his employment agreement, dated October 1, 2008, Mr. Gebauer was entitled to receive a minimum annual base salary of €220,000 through December 31, 2009, after which his compensation is subject to annual adjustment, and he is eligible for an annual cash performance bonus of not less than €72,978, upon the achievement of performance objectives approved by our Compensation Committee. Additionally, Mr. Gebauer is entitled to receive quarterly tax equalization payments with respect to his base salary and cash performance bonus in order to provide Mr. Gebauer, on an after-tax basis, with a net amount approximate to that which he would receive were he working in Massachusetts, where our headquarters are located. Also, during each year of his employment, Mr. Gebauer is entitled to receive an equity award with respect to our common stock, vesting over a five-year period, with a grant date fair value approximating at least €74,745, subject to adjustment by our Compensation Committee in its reasonable discretion. In 2016, the committee granted to Mr. Gebauer equity awards valued at $115,000.

Changes to Executive Compensation in 2017

As described above, the Compensation Committee engaged Thelander in 2016 to review the compensation of our named executive officers and other officers. In conducting the review, Thelander considered the compensation practices and policies of the following peer companies: AngioDynamics, Inc., AtriCure, Inc., CryoLife, Inc., Cardiovascular Systems, Inc., Endologix, Inc., Spectranetics Corp. and Vascular Solutions, Inc. At the time of their selection, these companies each had annual revenues of less than $400 million and were in the same industry as us. Based on the results of the Thelander review and to remain competitive with peer companies and market trends, the Compensation Committee determined to implement increases to our named executive officers’ compensation beginning July 1, 2017. However, the Compensation Committee retains discretion to defer the implementation of the increases. For the period from January 1, 2017 to June 30, 2017 (“H1 2017”), the Compensation Committee approved increases for our named executive officers in line with the same annual increases in base salary as all of our other employees, which for 2017 was 3.0%.

The increases to the base salaries and target bonus opportunities for H1 2017 and for the period from July 1, 2017 to December 31, 2017 (“H2 2017”) for our named executive officers appear below. Amounts for H1 2017 and H2 2017 are annual amounts.

Name	2016 Base Salary	Target 2016 Non-Equity Incentive Plan Compensation	2016 Total Compensation	H1 2017 Annual Base Salary	Target H1 2017 Annual Non-Equity Incentive Plan Compensation	H2 2017 Annual Base Salary	Target H2 2017 Annual Non-Equity Incentive Plan Compensation	H2 2017 Total Annual Compensation	% Change H2 2017 Total Annual Compensation vs. 2016 Total Compensation
George W. LeMaitre	$341,331	$167,132	$508,463	$351,571	$172,146	$425,000	$250,000	$675,000	32.8%
Joseph P. Pellegrino, Jr.	269,982	91,601	361,583	278,082	94,349	288,000	112,000	400,000	10.6%
David B. Roberts(1)	352,624	117,050	469,674	331,403	120,561	346,800	123,200	470,000	0.1%
Peter R. Gebauer(2)	262,636	87,121	349,757	270,515	89,735	270,515	89,735	360,250	3.0%
Michael T. Wijas	245,630	121,800	367,430	252,999	125,454	252,999	125,454	378,453	3.0%

(1)	Mr. Roberts requested, and the Compensation Committee agreed, to increase Mr. Roberts’ salary beginning in 2012 by an amount equivalent to the fair value of the stock option that otherwise would have been granted to him by the Compensation Committee in 2012, which the Committee determined to be $150,000. An additional amount of $30,000 per year was paid to Mr. Roberts through the end of 2016, and as a result, his base salary amount was set to decrease by $30,000 as of January 1, 2017.
(2)	Amounts are in euros.

The Compensation Committee also adjusted the proportion of fixed and variable recommended pay for the top 3 levels in the company. This change impacted the named executives as well as other employees that fall within our top three employee levels. The increase to variable pay percentage is in line with one of our core objectives in executive pay philosophy, paying for performance. The new structure puts more emphasis on the variable pay for named executives.

The new fixed versus variable recommended pay structure, effective July 1, 2017, is outlined below:

Name	Current Recommended Fixed Pay vs. Variable Pay as % of Total Compensation	H2 2017 Recommended Fixed Pay vs. Variable Pay as % of Total Compensation
George W. LeMaitre	70%/30%	63%/37%
Joseph P. Pellegrino, Jr.	75%/25%	72%/28%
David B. Roberts	75%/25%	72%/28%
Peter R. Gebauer	75%/25%	72%/28%
Michael T. Wijas	77%/23%	75%/25%

For certain named executive officers, progress towards attainment of the recommended proportions may take place in stages.

Summary Compensation Table

The following table sets forth summary information concerning the compensation paid or earned for services rendered to us in all capacities during the years ended December 31, 2016, December 31, 2015 and December 31, 2014, to our Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated persons serving as our executive officers during 2016 who received total compensation during that year in excess of $100,000 (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)		Total ($)
George W. LeMaitre	2016	$341,331		$—	$181,246	$544,214	$215,770	$1,248		$1,283,809
Chairman and Chief Executive Officer	2015	328,203		—	—	250,754	237,719	1,228		817,904
	2014	315,580		5,000	—	252,632	177,908	1,170		752,291

Joseph P. Pellegrino, Jr.	2016	269,982		—	62,497	187,375	129,449	8,686	(6)	657,989
Chief Financial Officer	2015	259,598		4,000	—	149,139	128,676	—		541,413
	2014	247,236		—	—	151,937	78,977	—		478,150

David B. Roberts	2016	352,624	(7)	—	62,497	187,375	166,291	1,325		770,113
President	2015	344,101	(7)	—	—	149,139	149,299	1,325		643,864
	2014	333,174	(7)	20,000	—	151,937	107,152	1,300		613,563

Peter R. Gebauer(8)	2016	276,293		—	28,755	94,216	147,152	121,088	(9)	667,503
President, International Operations	2015	275,414		—	16,359	89,435	157,592	115,566		654,365
	2014	295,149		—	9,116	112,181	157,838	101,583		675,867

Michael T. Wijas(10)	2016	245,630		—	17,493	52,464	149,240	1,325		466,152
Vice President, Sales, The Americas	2015	88,426		—	—	40,000	42,857	111		171,394
	2014	—		—	—	—	—	—		—

(1)	Represents amounts paid as though certain individual Management Incentive Compensation Plan targets were achieved, where the Compensation Committee believed that the objective of the bonus target had been substantively accomplished, or otherwise exercised its discretion to interpret the bonus target.
(2)	The dollar amounts in this column represent the aggregate grant date fair value for each stock award granted to our named executive officers for the indicated year pursuant to our equity compensation plan. These amounts have been calculated in accordance with FASB ASC Topic 718 excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions used in the calculation of these amounts, which is incorporated herein by reference, please refer to Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017.
(3)

The dollar amounts in this column represent the aggregate grant date fair value for each option award granted to our named executive officers for the indicated year pursuant to our equity compensation plan. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option-pricing model excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions used in the calculation of these amounts, which is incorporated herein by reference, please refer to Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017.
(4)	Represents cash incentive payments for the achievement of financial objectives and a portion of the corporate and/or management objectives under our applicable management incentive plans. For more information regarding Non-Equity Incentive Plan Compensation, see the “Short-Term Incentive Compensation” discussion above.
(5)	“All Other Compensation” includes an amount paid by the Company to match, in part, the contributions of each of Messrs. LeMaitre, Roberts and Wijas to his respective 401(k) plan account.
(6)	Represents the value of a standard company long-term service award awarded to Mr. Pellegrino.
(7)	Mr. Roberts requested, and the Compensation Committee agreed, to increase Mr. Roberts’ salary beginning in 2012 by an amount equivalent to the fair value of the stock option that otherwise would have been granted to him by the Compensation Committee in 2012, which the Committee determined to be $150,000. This additional amount was paid in equal installments over a five-year period in our regularly-scheduled payroll. Mr. Roberts made the same request for 2013, to which the Compensation Committee agreed. This results in Mr. Roberts receiving an additional $30,000 per year for five years beginning in 2012 and an additional $30,000 per year for five years beginning in 2013.
(8)	Other than for stock and option awards, the amounts presented for Mr. Gebauer for 2014 were earned in euros but are reported above in dollars based on an exchange rate for € to U.S.$ as of December 31, 2014 of 1.2155; the amounts presented for Mr. Gebauer for 2015 were earned in euros but are reported above in dollars based on an exchange rate for € to U.S.$ as of December 31, 2015 of 1.0906; and the amounts presented for Mr. Gebauer for 2016 were earned in euros but are reported above in dollars based on an exchange rate for € to U.S.$ as of December 31, 2016 of 1.052.
(9)	The amount shown includes $89,931 for tax reimbursement payments in 2016. Mr. Gebauer’s tax reimbursement payments are equal to an amount on an after-tax basis equal to the difference between (a) the income tax Mr. Gebauer was actually required to pay in Germany on account of amounts paid to him by LeMaitre Vascular GmbH in the prior calendar year, after giving effect to split pay, if any, and (b) the amount Mr. Gebauer would otherwise be required to pay on account of such amounts for that year had he been a resident and solely working in Massachusetts during that year. This amount is paid to Mr. Gebauer in four equal quarterly installments. All perquisites payable or attributable to Mr. Gebauer were paid in euros.
(10)	Mr. Wijas joined the Company on August 24, 2015.

Grants of Plan-Based Awards

The following table sets forth information concerning non-equity incentive plan awards and grants of our common stock and stock options made to our named executive officers during the fiscal year ended December 31, 2016.

Name	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)		All Other Option Awards: Number of Securities Underlying Options(1) (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
George W. LeMaitre			—	$167,132		$267,023		—	—	—	—		—		—		—
	7/25/2016		—	—		—		—	—	—	—		158,663		$15.54	(3)	$544,214
	7/25/2016		—	—		—		—	—	—	12,827		—		—		181,246
Joseph P. Pellegrino, Jr.			—	91,601		146,841		—	—	—	—		—		—		—
	7/25/2016		—	—		—		—	—	—	—		42,976		14.13		187,375
	7/25/2016		—	—		—		—	—	—	4,423		—		—		62,497
David B. Roberts			—	117,050		187,345		—	—	—	—		—		—		—
	7/25/2016		—	—		—		—	—	—	—		42,976		14.13		187,375
	7/25/2016		—	—		—		—	—	—	4,423		—		—		62,497
Peter R. Gebauer			—	91,651	(4)	178,156	(4)	—	—	—	—		—		—		—
	1/23/2017	3/23/2016	—	—		—		—	—	—	—		1,035	(5)	23.26		8,023
	1/21/2016	2/23/2015	—	—		—		—	—	—	1,134	(5)	—		—		16,313
	7/25/2016		—	—		—		—	—	—	—		19,769		14.13		86,193
	7/25/2016		—	—		—		—	—	—	2,035		—		—		28,755
Michael T. Wijas			—	121,800		194,890		—	—	—	—		—		—		—
	7/25/2016		—	—		—		—	—	—	—		12,033		14.13		52,464
	7/25/2016		—	—		—		—	—	—	1,238		—		—		17,493

(1)

Our Compensation Committee approved annual stock option awards and restricted stock unit awards under our Third Amended and Restated 2006 Stock Option and Incentive Plan to the named executive officers at the committee’s regular meeting in the third quarter of 2016. Each stock option award was intended to be an incentive stock option to the maximum extent permitted by applicable laws and regulations, with a per share exercise price equal to the closing price of our common stock on NASDAQ on the date of grant, and subject to a seven-year term except in the case of Mr. LeMaitre, whose incentive stock options have a per share exercise price equal to 110% of the closing price of our common stock on NASDAQ on the date of grant and are subject to a five-year term. All non-qualified stock options, including those granted to Mr. LeMaitre, have a per share exercise price equal to the closing price of our common stock on NASDAQ on the date of grant and are subject to a seven-year term. Each option and restricted stock award vests in equal annual installments over a period of five years.
(2)	The dollar amounts in this column represent the aggregate grant date fair value for each option and stock award, as applicable. These amounts have been calculated in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in the calculation of these amounts which is incorporated herein by reference, please refer to Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017.
(3)	The exercise price is $14.13 to the extent these option awards are non-qualified stock options.
(4)	This award opportunity was denominated in euros but reported above in dollars based on an exchange rate for € to U.S.$ as of December 31, 2016 of 1.052.
(5)	In each of 2015 and 2016, Mr. Gebauer was eligible to receive a bonus payable in common stock or stock options with a value of up to €15,000.

Outstanding Equity Awards as of December 31, 2016

The following table presents information regarding outstanding option and stock awards held by our named executive officers as of December 31, 2016.

	Option Awards							Stock Awards
Name	Number of Securities underlying Unexercised Options-# Exercisable		Number of Securities underlying Unexercised Options-# Unexercisable		Option Exercise Price		Option Expiration Date	Number of shares or units of stock that have not vested-#		Market value of shares or units of stock that have not vested-$
George W. LeMaitre	18,271	(1)	18,271		$6.85		7/25/2017	—		—
	55,360	(2)	36,907		$7.34		7/24/2018	—		—
	61,944	(3)	92,917		$8.66		7/24/2019	—		—
	23,621	(4)	94,485		$12.57		7/23/2020	—		—
	—		158,663	(5)	$15.54	(6)	7/25/2021	—		—
	—		—		—		—	12,827	(5)	$325,036
Joseph P. Pellegrino, Jr.	8,240		—		$7.10		7/26/2018	—		—
	36,764	(1)	9,797		$6.23		7/25/2019	—		—
	29,426	(2)	19,618		$6.67		7/24/2020	—		—
	17,149	(3)	25,723		$7.87		7/24/2021	—		—
	9,752	(4)	39,006		$11.43		7/23/2022	—		—
	—		42,976	(5)	$14.13		7/25/2023	—		—
	—		—		—		—	4,423	(5)	112,079
David B. Roberts	44,340		—		$5.85		7/26/2017	—		—
	1,500		—		$6.50		11/8/2017	—		—
	1,500		—		$6.51		4/26/2018	—		—
	41,199		—		$7.10		7/26/2018	—		—
	17,149	(3)	25,723		$7.87		7/24/2021	—		—
	9,752	(4)	39,006		$11.43		7/23/2022	—		—
	—		42,976	(5)	$14.13		7/25/2023	—		—
	—		—		—		—	4,423	(5)	112,079
Peter R. Gebauer	—		5,935	(1)	$6.23		7/25/2019	—		—
	—		12,448	(7)	$6.80		8/7/2020	—		—
	—		18,992	(3)	$7.87		7/24/2021	—		—
	—		23,391	(4)	$11.43		7/23/2022	—		—
	—		19,769	(5)	$14.13		7/25/2023	—		—
	—		—		—		—	2,035	(5)	51,567
Michael T. Wijas	2,346	(8)	9,384		$12.76		10/22/2022	—		—
	—		12,033	(5)	$14.13		7/25/2023	—		—
	—		—		—		—	1,238	(5)	31,371

(1)	20% of this award vested on July 25, 2013, and the remainder vests annually at the rate of 20% per year.
(2)	20% of this award vested on July 24, 2014, and the remainder vests annually at the rate of 20% per year.
(3)	20% of this award vested on July 24, 2015, and the remainder vests annually at the rate of 20% per year.
(4)	20% of this award vested on July 23, 2016, and the remainder vests annually at the rate of 20% per year.
(5)	20% of this award vests on July 25, 2017, and the remainder vests annually at the rate of 20% per year.
(6)	The exercise price is $14.13 to the extent these options are non-qualified stock options.
(7)	20% of this award vested on August 7, 2014, and the remainder vests annually at the rate of 20% per year.
(8)	20% of this award vested on October 22, 2016, and the remainder vests annually at the rate of 20% per year.

Option Exercises and Stock Vested

The following table provides certain information regarding option exercises and stock vested during the fiscal year ended December 31, 2016 with respect to our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
George W. LeMaitre	—	—	—		—
Joseph P. Pellegrino, Jr.	—	—	—		—
David B. Roberts	59,647	$776,071	—		—
Peter R. Gebauer	30,246	301,294	1,134	(3)	$16,313
Michael T. Wijas	—	—	—		—

(1)	Value realized is calculated on the basis of the difference between the exercise price and the closing price of our common stock as reported on NASDAQ on the date of the exercise, multiplied by the number of shares of common stock underlying the options.
(2)	Value realized is calculated on the basis of the closing price of our common stock as reported on NASDAQ on the date of grant, multiplied by the number of shares.
(3)	Represents a fully vested stock award granted to Mr. Gebauer in January 2016.

Severance Arrangements Pursuant to Agreements

Pursuant to agreements with Messrs. LeMaitre, Pellegrino, Roberts, Gebauer and Wijas, we have severance arrangements as follows:

George W. LeMaitre

Pursuant to the terms of his employment agreement, dated October 10, 2005, Mr. LeMaitre is an at-will employee and either we or Mr. LeMaitre may terminate his employment at any time. If Mr. LeMaitre terminates his employment for good reason, as defined in the agreement, or if we terminate his employment without cause, as defined in the agreement, he is entitled to (i) a lump sum payment equivalent to two weeks of his then-current base salary for each completed twelve-month period of service as of the date of termination, but in no event to exceed 52 weeks of such base salary and (ii) for the same period, our payment of our customary share of premiums for Mr. LeMaitre’s health insurance coverage. Mr. LeMaitre’s severance payment is conditioned upon his delivery of a signed non-disparagement agreement and release of known and unknown claims related to his employment, his resignation as an officer and director, and his delivery to us of all company property in his possession. Additionally, if Mr. LeMaitre is at any time found to have breached the terms of his obligations agreement, which includes non-competition and non-solicitation covenants that continue for two years following Mr. LeMaitre’s termination, then Mr. LeMaitre must reimburse us for any severance payments made after the first date on which Mr. LeMaitre’s breach occurred.

Joseph P. Pellegrino, Jr.

Pursuant to the terms of his employment agreement, dated April 20, 2006, Mr. Pellegrino is an at-will employee and either we or Mr. Pellegrino may terminate his employment at any time. If we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment equal to the greater of $100,000 or the equivalent of two weeks of base salary for each completed twelve-month period of service as of the date of termination. Mr. Pellegrino’s severance payment is conditioned upon his delivery of a signed non-disparagement agreement and release of known and unknown claims related to his employment, his resignation as an officer, and his delivery to us of all company property in his possession. Additionally, if Mr. Pellegrino is at any time found to have breached the terms of his obligations agreement, which includes non-competition and non-solicitation covenants that continue for two years following Mr. Pellegrino’s termination, then Mr. Pellegrino must reimburse us for any severance payments made after the first date on which Mr. Pellegrino’s breach occurred.

David B. Roberts

Pursuant to the terms of his employment agreement, dated June 20, 2006, Mr. Roberts is an at-will employee and either we or Mr. Roberts may terminate his employment at any time. If we terminate Mr. Roberts’s employment without cause, as defined in the agreement, he is entitled to (i) a lump sum payment equivalent to four weeks of his then-current base salary for each completed twelve-month period of service as of the date of termination, but in no event to exceed 52 weeks of such base salary and (ii) for the same period, our payment of our customary share of premiums for Mr. Roberts’s health insurance coverage. Mr. Roberts’s severance payment is conditioned upon his delivery of a signed non-disparagement agreement and release of known and unknown claims related to his employment, his resignation as an officer and director, and his delivery to us of all company property in his possession. Additionally, we have the option to require that Mr. Roberts remain employed for a 180-day transition period in order to receive the severance payment. If Mr. Roberts is at any time found to have breached the terms of his obligations agreement, which includes non-competition and non-solicitation covenants that continue for two years following Mr. Roberts’s termination, then Mr. Roberts must reimburse us for any severance payments made after the first date on which Mr. Roberts’s breach occurred.

Peter R. Gebauer

Pursuant to the terms of his employment agreement, dated October 1, 2008, we may terminate Mr. Gebauer’s employment for death or good cause, as defined in the employment agreement. We may also terminate Mr. Gebauer’s employment for any reason upon the minimum amount of prior notice required by German law, provided that we pay him a lump sum payment equal to 13.5 months minus the duration of the applicable notice period of Mr. Gebauer’s base salary, a lump sum payment equal to the pro rata amount of Mr. Gebauer’s annual cash performance bonus as per the day on which notice of termination is received, a tax equalization payment for all base salary and cash performance bonus received by Mr. Gebauer through the date of termination notice, and a continuation of private health insurance for a period of 7.5 months minus the duration of the applicable notice period. Mr. Gebauer’s severance payment is conditioned upon his delivery of a signed non-disparagement agreement and release of known and unknown claims related to his employment, his resignation as an officer, and his delivery to us of all company property in his possession. Additionally, if Mr. Gebauer is at any time found to have breached the terms of his obligations agreement, which includes non-competition and non-solicitation covenants that continue for two years following Mr. Gebauer’s termination, then Mr. Gebauer must reimburse us for any severance payments made after the first date on which Mr. Gebauer’s breach occurred. Additionally, upon any termination of Mr. Gebauer, we must reimburse him up to $74,800 of costs that he incurs in relocating back to the continental United States.

Michael T. Wijas

Pursuant to the terms of his employment agreement, dated October 26, 2015, Mr. Wijas is an at-will employee and either we or Mr. Wijas may terminate his employment at any time. If we terminate his employment without cause, as defined in the agreement, he is entitled to a lump sum payment of $63,000 if his termination occurs after December 31, 2016. (Mr. Wijas was entitled to a lump sum payment of $42,000 if his termination occurred after December 31, 2015 and on or before December 31, 2016.) Mr. Wijas’s severance payment is conditioned upon his delivery of a signed non-disparagement agreement and release of known and unknown claims related to his employment, his resignation, and his delivery to us of all company property in his possession. Additionally, if Mr. Wijas is at any time found to have breached the terms of his obligations agreement, which includes non-competition and non-solicitation covenants that continue for one year following Mr. Wijas’s termination, then Mr. Wijas must reimburse us for any severance payments made after the first date on which Mr. Wijas’ s breach occurred.

Potential Payments upon Termination or Change-in-Control

The following tables set forth potential payments payable to our named executive officers under their current employment agreements as at December 31, 2016, upon termination of employment or a change in control of our company.

George W. LeMaitre
Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	—	$315,075	$315,075	—	—	—	—	$315,075
Health Care Benefits	—	3,384	3,384	—	—	—	—	3,384
Total	—	$318,459	$318,459	—	—	—	—	$318,459

Joseph P. Pellegrino, Jr.
Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	—	$114,223	—	—	—	—	—	$114,223
Total	—	$114,223	—	—	—	—	—	$114,223

David B. Roberts
Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	—	$352,624	—	—	—	—	—	$352,624
Health Care Benefits	—	9,679	—	—	—	—	—	9,679
Total	—	$362,303	—	—	—	—	—	$362,303

Peter R. Gebauer
Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance(1)	$—	$310,830	$—	$34,537	—	—	—	$310,830
Pro Rata Bonus(1)	—	132,424	—	16,553	—	—	—	132,424
Health Care Benefits(1)	—	11,177	—	—	—	—	—	11,177
Other Perquisites(2)	74,800	215,494	74,800	74,800	—	—	—	215,494
Total	$74,800	$669,925	$74,800	$125,890	—	—	—	$669,925

(1)	Amounts shown are calculated and payable in euros but reported above in dollars based on the exchange rate for € to U.S.$ as of December 31, 2016, which was 1.052. Amounts shown include payments to be made during mandatory notice periods, where applicable.
(2)	Consists of tax equalization payments as described above, and expenses incurred in connection with relocation back to the United States, which shall be reimbursed up to an amount equal to $74,800. Amounts shown are calculated and payable in euros but reported above in dollars based on the exchange rate for € to U.S.$ as of December 31, 2016 of 1.052, other than the relocation reimbursement, which is calculated and payable in dollars.

Michael T. Wijas
Payments and Benefits	Voluntary Termination Without Good Reason	Involuntary Termination Without Cause	Voluntary Termination for Good Reason	Termination for Cause	Termination upon Death	Termination upon Disability	Retirement	Termination w/o Cause after Change-in-Control
Cash Severance	—	$42,000	—	—	—	—	—	$42,000
Total	—	$42,000	—	—	—	—	—	$42,000

Compensation Recovery Policy

As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Risk Analysis of Our Compensation Plans

In support of the Compensation Committee’s oversight of the risks of our compensation policies and practices, management conducted a risk assessment of our compensation policies and practices for 2016, including our executive compensation programs. The primary focus of the assessment was on incentive compensation paid to employees. The Compensation Committee reviewed the assessment, and the Compensation Committee concurred with management’s assessment that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Tax Treatment of Compensation

Section 162(m) of the Code generally limits the deductibility of compensation paid by a public company to its chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. The tax consequences of our compensation program, including Section 162(m), represent one factor that the Compensation Committee considers in determining the terms and parameters of the program, but the Compensation Committee may determine to grant or pay compensation that is non-deductible under Section 162(m).

Accounting Considerations

The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.

2016 DIRECTOR COMPENSATION

The following table sets forth the retainers, other cash fees, and equity compensation received by our non-employee directors during the year ended December 31, 2016.

Name	Fees Earned or Paid in Cash(1) ($)		Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Lawrence J. Jasinski	$34,000		$29,037	—	—		$63,037
Cornelia W. LeMaitre	18,500	(3)	29,037	—	1,896	(4)	49,433
John J. O’Connor	39,500		29,037	—	—		68,537
John A. Roush	27,000		29,037	—	—		56,037
Michael H. Thomas	27,000		29,037	—	—		56,037

(1)	Represents fees earned in 2016 pursuant to our non-employee director compensation policy discussed below.
(2)	The dollar amounts in this column represent the aggregate grant date fair value for each option award granted to our directors in 2016 pursuant to our equity compensation plans. These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes option-pricing model excluding the impact of estimated forfeitures related to service-based vesting conditions. For additional information regarding the assumptions used in the calculation of these amounts which is incorporated herein by reference, please refer to Note 1 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 9, 2017.
(3)	On October 24, 2016, Mrs. LeMaitre resigned as a member of the Board of Directors. This amount represents the fees paid to Mrs. LeMaitre in her capacity as a non-employee director prior to that date.
(4)	Represents the amount paid by the Company to Mrs. LeMaitre in her role as a human resource consultant from October 25, 2016 to December 31, 2016.

Employee directors do not receive cash compensation for their service as members of the Board of Directors. During 2016, in accordance with our compensation program for non-employee directors, non-employee directors received an annual retainer for Board membership of $10,000 and an annual retainer for each committee membership of $1,000, except that members of the Audit Committee receive an annual retainer for committee membership of $2,500. The chairmen of our committees receive an annual retainer of $5,000, except that the chairman of the Audit Committee receives an annual retainer of $15,000. Annual retainer payments are pro-rated based upon days of service in the event a non-employee director joins or leaves the Board of Directors during any calendar year. Non-employee directors also receive a fee of $2,500 for each regularly scheduled quarterly Board meeting attended in person, $1,000 for each regularly scheduled quarterly Board meeting attended by telephone or videoconferencing, $500 for each special Board meeting attended either in person or by telephone or videoconferencing, and $500 for each committee meeting attended either in person or by telephone or teleconference. Aggregate cash compensation paid to any non-employee director for any year may not exceed $40,000 without the approval of the Board.

Upon their initial election or appointment to the Board of Directors, non-employee directors receive an option to purchase 20,000 shares of our common stock, subject to vesting in three equal annual installments based upon continued service. In addition, thereafter, each non-employee director receives an option to purchase 7,500 shares of our common stock at the first Board meeting following each annual meeting of our stockholders, provided that he or she has served as a director for at least six months.

All of the directors are reimbursed for out-of-pocket expenses incurred on our behalf, and all of the directors are eligible to participate in the Third Amended and Restated 2006 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a written policy that any transaction that would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC, with a “related person” must be reviewed and approved or ratified by the Audit Committee and/or the Board of Directors, excluding any director interested in such transaction.

Except as disclosed below or elsewhere in this Proxy Statement, there were no transactions with any of directors, executive officers, holders of more than 5% of our voting securities, or any member of the immediate family of the foregoing persons, since January 1, 2016. George W. LeMaitre, our Chairman of the Board and Chief Executive Officer, is the son of Cornelia W. LeMaitre, who served as a member of our Board of Directors until October 2016. Mrs. LeMaitre serves as a human resources consultant to the Company for a fee of $10,000 per year.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Our charter divides the Board of Directors into three classes. One class is elected each year for a term of three years. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated John A. Roush and Michael H. Thomas and recommended that each be elected to the Board of Directors as a Class II director, each to hold office until the annual meeting of stockholders to be held in the year 2020 and until his successor has been duly elected and qualified or until his earlier death, resignation, or removal. Each of the nominees is currently serving as one of our directors following their previous election by our stockholders, and their current terms as Class II directors expire at this Meeting.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

This Proposal 1 relates solely to the election of two Class II directors nominated by the Board and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any of our stockholders.

The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more “For” votes than “Withhold” votes.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF JOHN A. ROUSH AND MICHAEL H. THOMAS.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Grant Thornton LLP, an independent registered public accounting firm, to serve as our independent certified public accountants for the year ending December 31, 2017. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to stockholders for ratification. If the selection of Grant Thornton LLP is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF GRANT THORNTON LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our 2018 Annual Meeting of Stockholders, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at our principal executive offices not later than December 19, 2017. Any such proposal must comply with the rules and regulations of the SEC.

Our Amended and Restated By-Laws establish an advance notice procedure with regard to proposals that stockholders otherwise desire to introduce at the annual meeting without inclusion in our proxy statement for that meeting. Written notice of such stockholder proposals for our 2017 Annual Meeting—other than one that will be included in our Proxy Statement—must be received by our Secretary at our principal executive offices between February 5, 2018, and March 7, 2018, in order to be considered timely, unless our 2018 annual meeting of stockholders is scheduled to take place before May 6, 2018, or after August 4, 2018. Our Amended and Restated By-Laws state that the stockholder must provide timely written notice of such nomination or proposal as well as be present at such meeting, either in person or by a representative. A stockholders’ notice shall be timely received by us at our principal executive office not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before the Anniversary Date or more than 60 days after the Anniversary Date, a stockholder’s notice shall be timely if received by us at our principal executive office not later than the close of business on the later of (a) the 90th day prior to the scheduled date of such annual meeting or (b) the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. Any such proposal should be mailed to us at our principal executive offices, Attention: Secretary. Any proposal to be considered for inclusion at the annual meeting must contain specified information concerning the matters proposed to be brought before such meeting and concerning the stockholder proposing such action, and further must be proper matters for stockholder action.

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are LeMaitre stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. You may also direct your written request to LeMaitre Vascular, Inc., Corporate Secretary, 63 Second Avenue, Burlington, Massachusetts 01803 or contact the Corporate Secretary at (781) 221-2266.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Meeting. If any other matters are properly brought before the Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

By Order of the Board of Directors

Joseph P. Pellegrino

Chief Financial Officer, Director and Secretary

April 18, 2017

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016, AS FILED WITH THE SEC, IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. A STOCKHOLDER MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 TO: SECRETARY, 63 SECOND AVENUE, BURLINGTON, MA 01803.

NOTE 1 OF THE NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS, INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FILED ON MARCH 9, 2017, IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT.

Proxy Card

Proxy — LeMaitre Vascular, Inc.

Notice of 2017 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 5, 2017

George W. LeMaitre and Joseph P. Pellegrino, Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of LeMaitre Vascular, Inc. to be held on June 5, 2017 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR John A. Roush, FOR Michael H. Thomas and FOR item 2 to ratify Grant Thornton LLP as our independent registered public accounting firm for 2017.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2017. The proxy statement, the notice of the annual meeting, directions to the annual meeting, a sample proxy card, and our 2016 annual report to stockholders are available at http://www.lemaitre.com/proxy.

(Items to be voted appear on reverse side.)

☒
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A - Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

(01) John A. Roush	FOR	WITHHOLD
	☐	☐

(02) Michael H. Thomas	FOR	WITHHOLD
	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify Grant Thornton LLP as our independent registered public accounting firm for 2017.	☐	☐	☐

B - Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 – Please keep signature within the box.

Signature 2 – Please keep signature within the box.